Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q2 2020 Earnings Conference Call
Monday, July 27, 2020, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman, President and Chief Executive Officer Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning. Welcome to the Pacific Premier Bancorp Second Quarter 2020 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today's presentation, there'll be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your telephone keypad. To withdraw your question, please press star (*) then two (2). Please note this event is being recorded.

I would now like to turn the conference Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Thank you, Kate. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning we released our earnings report for the second quarter of 2020. We have also published an updated investor presentation that we will be speaking to today. If you have not done so already, we would encourage you to visit our Investor Relations website to download a copy of the presentation. It contains a great deal of additional disclosures and information around our ongoing response to the COVID-19 pandemic, various loan portfolio metrics of select asset classes, the Opus Bank acquisition, and how we are well-positioned to manage through this crisis and the downturn in the economy.

In terms of our call today, Ron and I will walk through the presentation and then we will open up the call to questions. I note that in our earnings release and investor presentation that we have our safe harbor statement relative to the forward-looking comments, which have been expanded. And I would encourage all of you to read through those carefully, particularly in light of the current pandemic and how it may impact our business, financial condition, and results of operations.

I'm going to start on slide four of the presentation. Although it is not necessarily reflected in our headline results, we had an extraordinarily productive quarter while dealing with the many challenges presented by the COVID-19 crisis. In a very short period of time, we launched our SBA PPP program and funded more than $1 billion in loans, designed a thoughtful loan modification program to assist our borrowers through the crisis, completed the largest acquisition in our history, and quickly executed on our post-merger integration plan.

Our team operates with a sense of urgency every day, and they have repeatedly identified ways to overcome challenges and keep our operations running at a high level while maintaining a superior level of service for our clients. It's a testament to the strong culture we have built at Pacific Premier that has enabled us to consistently be a high-performing institution and create value for our shareholders. On behalf of the Board of Directors, I want to extend our appreciation to every member of our organization for rising to the occasion and excelling during these unprecedented times.

Turning to our results for the quarter, the provision for credit losses that we recorded, which I'll speak more about later, resulted in a net loss. But, from the perspective of our core operating performance, we delivered a strong quarter, with pre-provision net revenue increasing to $60.6 billion compared to $58.7 million last quarter.

With the closing of the Opus transaction and the impact of the PPP program, we had tremendous growth in our balance sheet. We realized strong deposit growth, which improved our on-balance sheet liquidity and allowed us to push down our cost of funds while dropping our loan to deposit ratio to 89%. Our $15 billion loan portfolio provides scale and will help drive revenue in future periods. We'll talk more about the portfolio in a few minutes.

From an asset quality perspective, we are seeing relatively good stability in the portfolio, and our percentage of delinquent loans and nonperforming asset ratio both declined from the end of the prior quarter. That being said, we are mindful of the uncertainty presented by the ongoing pandemic, the shock to the economy, and how businesses and consumers will be impacted when government support and stimulus programs wind down. Importantly, we added significant reserves in the second quarter with respect to building our allowance for credit losses.

In addition, we saw the loan fair value credit marks increase that we had estimated when we announced the Opus transaction. The increase in the marks is reflective of the deteriorating economic environment. As a result, when our ACL and our aggregate loan fair value discounts are combined, we now have a loss absorbing capacity representing more than 3% of our total loans, excluding the PPP loans.

With this level of loss capacity, we believe we have positioned the company well to handle the multitude of economic and credit scenarios that may evolve. Our proactive approach to managing the business and strength in our operations is also reflected in our capital management.

Given the environment, we felt it was prudent to access the capital markets to add both liquidity and Tier 2 capital at the holding company by issuing $150 million in subordinated debt. And despite the net loss for the quarter, our high capital levels and strong pre-provision net revenue have enabled us to declare and pay a $0.25 per share dividend in the third quarter.

On slide five, we highlight a number of key items. Our reported loss of $99 million was driven by $160 million non-cash charge associated with the provision for loan losses, along with $39 million of merger related costs. Ron will review in more detail the unique intersection of CECL and fair value accounting, which resulted in significantly higher reserves.

We have now entered into an agreement to sell our PPP loans to a highly experienced non-depository SBA servicing firm. This will have the effect of accelerating our fee income recognition with an estimated net gain of approximately $19 million. More importantly, by selling the loans now, we relieve our team from the burden of managing the loan forgiveness process so they can focus their attention on servicing existing clients and developing new business, and our PPP loan clients will benefit from working with a firm that has the technology platform already in place to efficiently manage the loan forgiveness process.

With the closing of Opus, we are now more than $20 billion in assets and one of the largest and strongest commercial bank franchises in the western U.S. We have a highly diverse business mix that enables us to provide a wide array of products and services to small and middle market businesses as well as corporate clients.

The foundation of our franchise is built on a strong culture of risk management, disciplined underwriting, and a proactive approach to credit loss mitigation that has consistently produced a superior level of asset quality. Through acquisitions and our consistent recruiting efforts, we have assembled a talented, experienced management team that allows us to execute our business model at the highest levels.

Turning to slide six, we highlighted our approach to managing the balance sheet. Over the past couple of years, we grew concerned about the length of the economic expansion and became more selective in our loan production and to actively manage our growth rates. This positioned us well as the economic contraction began.

Our multifaceted approach to credit risk management and loss mitigation will serve us well in this uncertain environment. With the Opus transaction, we have added significant scale, but we did it in a way that enabled us to effectively manage the level of risk we brought on to our balance sheet.

Turning to slide seven, we provide an update on the Opus integration, which is ahead of plan despite the challenges of working remotely. The core system conversion for the bank is scheduled to occur in early October. We've rebranded the PENSCO business to Pacific Premier Trust, and we will convert their legacy system in the first half of next year. This is a critical step which will allow us to effectively build scale and command greater market share.

As our two teams have come together, we've added some exceptional management talent who are now leading our Commercial Real Estate, Retail Banking, Trust, and Audit groups. Importantly, the additions of both Dan Borland and Mark Gouvion were very impactful. These two highly qualified executives had important leadership roles in years past at Opus prior to our acquisition. This allowed us to quickly identify key managers and personnel throughout the Opus organization that we wanted to retain prior to closing and has helped accelerate the integration process.

Turning to cost savings, at the time of the deal announcement we had estimated we could reduce Opus’ operating expense by 25%. That estimate proved to be conservative and because we are in a different environment now, it has allowed us to reevaluate key areas of our operations, office space needs, and staffing levels. As a result, we are executing ahead of plan and expect the cost savings to exceed our announced estimates. We anticipate we'll consolidate 20 branches in early October in conjunction with the system conversion.

During our due diligence, one of the key areas we had identified to improve the franchise was our ability to reduce Opus's cost of deposits. We were able to do that in June by repricing their deposits and reducing their wholesale funding. As we move through the third quarter and with the system conversion and branch consolidation occurring in early October, we do expect to see some runoff of deposits.

Turning to slide eight, we summarize the strength of the deposit franchise we have built as a result of our relationship-based business model. 89% of our total deposits are non-maturity, and 35% are non-interest-bearing deposits. Over the past year, as a result of our pricing discipline and consistent focus on expanding client relationships and business development, we have consistently reduced our deposit costs. In the second quarter, our average cost of deposits dropped to 32 basis points.

Slide nine highlights one of the most significant benefits of the Opus transaction: the improved diversification we have in our business mix and the increase in our non-interest income. With the contributions of Pacific Premier Trust and Commerce Escrow, we project that our non-interest income will triple and now represent more than 10% of our operating revenue.

Beyond the fee income, these businesses also provide $1.7 billion in deposits at a cost of four basis points. We saw only one month of contributions from these two business lines during the second quarter, but will realize the full benefit to our revenues and cost of funds during the third quarter. We believe both businesses have significant opportunities to grow and gain market share in the future.

As of now, we are in the process of strengthening all of the risk management and controls in these businesses to improve scalability and support their future growth. In the second half of 2020, we will be investing in additional talent and business development resources that we expect will drive growth in these lines of business.

At this point, I'm going to turn the call over to Ron to provide some additional details on our second quarter financials. Ron?

Ron Nicolas

Thanks, Steve, and good morning. I'll pick up on slide 11, which illustrates the strength of our core operating performance, which Steve spoke of earlier. As highlighted, we have consistently delivered an operating efficiency ratio in the low 50%'s while continuing to grow revenues. This quarter was no exception.

Our pre-provision net revenue generated significant capital that supports both our growth and ability to prudently return capital to shareholders through our quarterly dividend, while providing a strong buffer against the economic weakness we are currently seeing.

Slide 12 provides highlights of our net interest margin, a key contributor to our pre-provision net revenue. For the second quarter, our reported net interest margin decreased 45 basis points to 3.79% and our core net interest margin came in at 3.59%, a decline of 49 basis points after adjusting for accretion.

As highlighted with our attribution waterfall chart, we were able to significantly reduce our cost of deposits, but it only partially offset the decline in our loan yields resulting from the reductions and the full quarter's effect of the Fed's rate cuts in March and the inclusion of Opus's lower yielding loan portfolio.

Notably, 75% of our loan portfolio is now either at their floor rates or fixed rate, which should help to limit future declines in the loan portfolio yields. We had good success with repricing our deposits, as our costs came down 16 basis points in the quarter, and we remain focused on driving deposit costs down further to offset the lower yielding earning assets.

Steve highlighted earlier our loss absorption capacity exceeding 3%, as noted on slide 13. This is the combination of $282 million of allowance for credit losses and another $144 million in loan fair value discounts, totaling an aggregate of almost $427 million. Relative to the end of the prior quarter, our allowance for credit losses increased by approximately $167 million to a total of 2.02% of total loans, excluding our PPP loans.

As we highlight here in the table on the right, approximately $97 million of the ACL increase was attributable to the day one adjustment we made on the Opus loan portfolio, including $21 million for Purchased Credit Deteriorated, or PCD, loans. Additionally, we added another $70 million in reserves for the second quarter.

As the ACL table highlights, we significantly raised our allowance coverage across the board and, in some cases, we more than doubled our allowance coverage for a particular segment. Of course, with the rapid deterioration in the economy in the second quarter, you see that $64 million of the ACL increase was attributable to the economic forecast component of our CECL model.

As noted on the top of the slide, we used Moody's probability-weighted June economic forecast that has Q2 as the trough for key economic metrics in our modeling. Also noteworthy is the relatively benign impact of the asset quality profile of the portfolio in the second quarter. We would anticipate this to have a potentially larger impact in the coming quarters.

Slide 14 highlights the significant excess capital we have built up of both the bank and holding company, with each of our regulatory ratios significantly exceeding the well-capitalized levels. In June, we issued $150 million worth of subordinated debt securities at the holding company as we sought to bolster our capital and take advantage of market conditions. Importantly, this added significant liquidity to the holding company as well.

At this point, I'm going to turn the call back to Steve. Steve?

Steve Gardner
Great. Thanks, Ron. On the next several slides, we're going to provide additional details on our loan portfolio and credit quality. I do not intend to speak about each slide, but we thought it important to provide this level of detail.

On slide 16, we summarize the loan portfolio. We are well diversified by geography, industry, and loan type, and well collateralized, with 75% of the portfolio secured by real estate. Multifamily has historically been one of the safest asset classes, owing in part to the housing shortage in the western U.S. It now represents the largest portion of our portfolio at 35%.

Slide 17 provides a summary of our COVID-19 temporary loan modification program. We thoughtfully planned out our approach of working with customers, and during the second quarter, we granted accommodations on a little more than $2.2 billion of loans, which represents about 15% of our portfolio.

Nearly 70% of the modifications expired in June and July, and we have been reaching out to those borrowers as highlighted on slide 18. Our portfolio managers have stayed in close contact with our clients since the pandemic began. As borrowers approach the expiration of their loan modification period, we've had further discussions with them about their ability and intent to resume normal loan payments.

Through July 24th, we've contacted 930 clients, representing 91% of the loan modifications that were expiring in June and July. 87% of these borrowers have communicated they intend to resume their regularly scheduled payments. For those borrowers who have indicated they are not able to resume regularly scheduled payments, we are now in the process of having additional discussions and determining an appropriate course of action.

The area we are seeing the greatest distress is within the Hotel portfolio. This is not a surprise, given the significant impact the pandemic has had on the hospitality sector overall. We have a number of portfolios where the need for an additional extension of the deferral is limited. Our Franchise portfolio is one of the strongest performing to date, wherein 95% of the borrowers we have contacted expect to resume their regularly scheduled payments at the end of their modification period.

Turning to slide 19, we've provided detail around certain loan types that are perceived to be at greater risk from the impact of COVID-19. Our approach towards credit risk management has served us well over the years and is one of the fundamental underpinnings of our organization. Our credit teams have a long tenured history of effectively assessing and appropriately structuring for the risks in each of these portfolios.

The loans were prudently underwritten with loan to values that are relatively low, debt coverage ratios that were strong pre-pandemic, and the portfolios are reasonably well seasoned. We have significantly built up the reserves allocated to each of these portfolios and have an aggregate 3.7% of loss absorbing capacity on these loan segments.

On slides 20 through 23 we've provided more detail around each of these portfolios, but in the interest of time I'm not going to review each one individually. On slides 24 and 25, we provide some perspective on our ability to manage risk in the portfolio, including our CRE concentration. Through our conservative approach to managing growth, we have historically reduced our CRE concentration over time, most notably following various acquisitions.

Over more than a decade, including the 2008 and 2012 credit cycle, we've consistently had credit losses and problem loans well below our peers. Slides 26 and 27 provide our recent asset quality trends, which reflect relatively low levels of problem loans and good stability in the portfolio at the end of the second quarter.

I'm going to wrap up on slide 31 with some concluding thoughts. In terms of the remainder of this year, our top priorities are refining the integration of the two teams, realizing the projected synergies for the Opus transaction, and being laser focused on managing credit and proactively resolving problem loans that emerge.

In terms of loan growth, it's difficult to make projections with any degree of certainty, but we continue to focus on expanding existing client relationships. And now that we're done originating and servicing PPP loans, our bankers are returning their focus on developing quality new relationships and our pipelines are slowly starting to rebuild. We will continue to remain selective in what we choose to originate, and it's more likely than not that we will end the year with relatively flat loans, excluding the impact of the PPP loans.

From a medium and long-term perspective, our second quarter was really about positioning the company for success given the uncertain times we are managing in. Through the steps we've taken, we believe we have the capital and earnings sustainability to effectively manage through any environment. And if the economy recovers more quickly than anticipated, then we have the proven business development capabilities to enable us to take advantage of it.

And in any challenging time like this, there will inevitably be opportunities created for strong institutions, whether that’s the ability to take market share or pursue acquisitions that add scale and value to our franchise. We believe that we've put ourselves in a strong position to capitalize on those opportunities as they emerge and create additional value for our shareholders.

With that, we’d be happy to answer any questions you might have. Kate, could you please explain to the callers how to get into the queue?

QUESTIONS AND ANSWERS

Operator
Yes. We will now begin the question and answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you're using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). We will now pause momentarily to assemble our roster.

Our first question is from Gary Tenner from D.A. Davidson. Go ahead.

Gary Tenner
Thanks, guys. Good morning and thanks for all the additional color in the slide deck this quarter. Just wanted to ask a couple questions, first with regard to the deposit businesses that came over with Opus, the trust business and the escrow business. I think when the deal was announced, they were around $2 billion or so, and I think the number that you quoted today was $1.7 billion.

The escrow numbers look flat. I’m just wondering if you could kind of talk about kind of the changes maybe over the last several months there and, given the environment we’re in and potential risk of commercial real estate transactions or, broadly, real estate transactions maybe being delayed, if there’s any kind of risk or concern about balances in the escrow business.

Steve Gardner
Yes. Gary, I wouldn’t call it a concern. I think it is just a reality of the environment, that we had expected after the lockdowns that deposits would decline at Commerce Escrow to an extent, and we’ve seen that. Certainly, commercial transactions have slowed down. The 1031 exchange business has slowed a little. We’d expect that to continue in the short-term.

But in the medium- and longer-term, we are very excited about the business and think that there is significant opportunities to grow them. There will likely be dislocations in this business, and we’re well-positioned to take advantage of those.

Gary Tenner
Okay. And then on PPP, I know it’s going to be gone effectively within the next week or so. Could you just give us the average PPP loans outstanding for the second quarter?

Steve Gardner
Ron, I want to say roughly around $365 million. That’s the average size, but I believe $1.2 billion…

Ron Nicolas
The average for the quarter was $830 million, Gary.

Gary Tenner
Okay.

Steve Gardner
$1.2 billion was the origination.

Gary Tenner
Yes. Okay, so $830 million for the quarter.

And then just the last question, in terms of the branch consolidation with regard to Opus and the conversion, that strikes me as being higher than what was announced. Was it somewhere around six or seven branches at announcement? I’m just curious about the pretty—what seems like a pretty significant difference. Is it an outgrowth of kind of shutting some branches temporarily during this issue and seeing that maybe you don’t need as many as you thought? Or maybe just talk about that a little bit.

Steve Gardner
Sure. We didn’t announce the exact number of branches that we had planned to consolidate. When we announced the transaction, we had planned around it. We think that as we finalize the assessment on each one of them and their markets, the composition, this is where we ended up. But we didn’t announce an exact number.

Gary Tenner
Okay, all right. That’s great. Thanks, Steve.

Operator
Our next question is from Matthew Clark from Piper Sandler. Go ahead.

Matthew Clark
Hey, good morning.

Steve Gardner
Morning.

Matthew Clark
First one just on your comments about loans being flat year-over-year would suggest we grow about 10% from here, excluding the PPP and Opus. But can you speak to—and I think you also mentioned that the pipelines are slowly building. But can you speak to where you expect to see the growth to come from?

And with loans being down this quarter ex-PPP and Opus, I know you had lighter production, but how much of that was related to maybe some deliberate runoff, if any, and whether or not that type of strategy might continue here?

Steve Gardner
Yes. There wasn’t any deliberate runoff of any of the portfolios. It was really a case that, as the lockdowns occurred in March and the pandemic impacted the economy, we had significantly slowed originations and, frankly, substantively reduced the pipelines at that time, really around the fact that the visibility into cash flows from small- and mid-sized businesses to commercial real estate was very uncertain.

And as we’ve moved through the second quarter, I think that all of us have improved visibility. There still remains a high level of uncertainty. But as the two teams have come together, we think that there are good opportunities to originate loans in all of the primary categories that we do, whether it’s multifamily, CRE, C&I and business loans, and across the board. So, they’re slowly building, and we expect to build that pipeline and continue to originate loans here in the coming quarters.

Ron Nicolas
And Matt, this is Ron. I would also add that a good portion of that runoff that you mentioned earlier came through significantly lower line utilization. About 40% of that runoff came about as a result of the lower lines. So, as Steve mentioned, the combination of the originations as well—lower originations as well as lower line utilization contributed to that.

Matthew Clark
Got it. And then shifting to the core margin, your loan-to-deposit ratio is lower than where you typically like to run it at 89%. Can you speak to your comfort level with the core NIM outlook, whether or not you could see a little bit of relief here in the short-term as you work down those deposit costs and runoffs in deposits?

Steve Gardner
I think that I’ll speak to it broadly. I’ll let Ron jump in with where we see the margin going forward. Obviously, there are a lot of moving pieces here. We’ll have the full impact of Opus here in Q3. We do think that there is opportunity to push down on deposit costs. At the same time, we do expect to see some deposit runoff, some higher cost deposits run off just generally as we’ve reduced rates, and then also with the branch consolidation. So, we’ll see where this all plays out over the next couple of quarters.

Ron, do you want to speak to the range on maybe where we see the net interest margin, the core margin?

Ron Nicolas
Sure, Steve. Matt, as Steve indicated, lots of moving parts here, and of course the new originations coming on, the significance in terms of those rates in the mix. But as we sit here today, we're probably looking at a core margin in that 3.30%-ish range when all is said and done. But again, lots of variability with all of the impact shaking out here.

Matthew Clark
Okay…go ahead.

Steve Gardner
I was just going to add that, we’ve got roughly about 75% of our portfolio is at either their floor rates or fixed rate, so there is limited room for those yields to move down on the existing portfolio. But as Ron alluded to, certainly this rate environment where we’ll be originating credits could likely have an impact.

Matthew Clark
Okay. And then I think at the time of the deal announcement, you spoke to achieving an efficiency ratio in the high 40%s. Obviously, rates have changed dramatically since then. But do you have any updated thoughts on the efficiency ratio pro forma after you get the cost saves out, excluding amortization?

Steve Gardner
Yes. Yes, I think we’ll have better visibility into where we expect to run the business, again, later in the second half of this year.

Matthew Clark
Okay. Thank you.

Operator
Our next question is from David Feaster from Raymond James. Go ahead.

David Feaster
Hey, good morning, everybody.

Steve Gardner
Morning, David.

David Feaster
Just following up on the efficiency question. I’m glad to hear about the additional cost synergies. Do you have a test--do you have an estimate for the timing of those cost savings? Obviously, the conversion's in October. And then just curious on maybe expectations for pro forma expenses going forward once everything has been realized.

Steve Gardner
I think we’ll have most of the cost savings and expenses realized by the end of the year. Again, as you mentioned, the conversion is an important marker that’s at the same time that we do the branch consolidations. But I would expect by 2021, we’ll have a fairly clean run rate as it goes with expenses. Ron, any detail you’d like to add?

Ron Nicolas
I think, Steve, you said it well. The next large chunk of cost saves, as Steve indicated, will come post-conversion, so we need to get through that. So, part of the quarter, probably the month of December, we’ll see some--we’ll get some clarity on the run rate, but really the full quarter’s effect will be in the first quarter of 2021.

David Feaster
Okay. So, just that upper $90s realm is probably a good run rate still?

Steve Gardner
Probably yes, probably right in that range $95, $97, $98, somewhere in that range, I would say, David, as we leg into the second-half of the year.

David Feaster
Okay. And then I appreciate all the detail on re-deferral rates. In the early reads, obviously, it’s good, and it’s not surprising that hotels are really needing re-deferrals. I guess, how do you think about the ones you haven’t spoken to yet? And how many of those 13.5% have actually been granted? Did you adjust any risk ratings for those loans that might expect additional relief? And then I guess what sort of additional concessions are you going to require in these conversations?

Steve Gardner
Sure. We’re still in the process of assessing any of those that need additional assistance, both from how we approach it, the classification on those loans. As far as additional concessions, it’s on a case-by-case basis. We analyze it looking at the total relationship that the client has with the bank, additional resources that they may have, and just a number of factors come into play here as we look at these. But again, it’s on a case-by-case basis.

David Feaster
Okay. And then I guess, and you touched on it briefly, the heavy lifting with reserves is obviously done. I mean, total loss absorption capacity is at 3%. It’s massive. But, I mean, as these might trigger additional potential risk rating downgrades, I mean, it sounds like there might be some additional reserve builds in the back half of the year, or how do you think about that?

Steve Gardner
Well, the way we think about it is that there’s certainly the asset quality classification component of the reserves, relatively small here in Q2, and we had a very sizable reserve at, round numbers, $85 million on the day—or rather, $97 million on Day 1 Opus reserves, and then a large chunk, $64 million, because of the economic forecast. We all know that the second quarter was significantly impacted by the lockdowns.

We’ve got—at least all the forecasts that I have read seems to indicate that the second quarter was the trough of this cycle. We’ll see how that plays out. But assuming those things hold, reserve levels would expect to be much less going forward. I think you’re right in your assessment, David. But these are unprecedented times, as folks have discussed.

David Feaster
Yes, understood. Thank you.

Operator
Again, if you have a question, please press star then one.

Our next question is from Jacque Bohlen from KBW. Go ahead.

Jacque Bohlen
Hi. Good morning.

Steve Gardner
Good morning, Jacque.

Jacque Bohlen
I wanted to touch on the loan sale in the quarter. The net loss on that, was that driven by interest rates or credit?

Steve Gardner
That was under our strategy of managing credit risk in the portfolio. And so, that was the primary driver. I wouldn’t say rate driven.

Jacque Bohlen
Okay. And what portfolio did that come out of, if you’re disclosing that?

Steve Gardner
There are a variety of different loan types in CRE, C&I. Ron, do you have that detail there in front of you?

Ron Nicolas
I don’t have the details, Steve, but you’re absolutely right. It was a variety of C&I, CRE predominantly.

Jacque Bohlen
Okay. So, it sounds like it was a couple of loans. It wasn’t just one large loan?

Ron Nicolas
Oh, yes, correct. It was a number of loans.

Jacque Bohlen
Okay. And is it fair to assume that, as we move through the cycle and you see it seems more advantageous to sell it rather than to work it out yourselves, could we see more of this in the future?

Steve Gardner
Historically, you’ve seen us do this. We think this is an arrow in our quiver to manage asset quality and credit risk, and so we’ll continue to utilize it where appropriate. Again, we make that decision on a case-by-case basis on each credit and what we believe the risk exposure is, both in the short-term and the medium-term as we look at these.

Jacque Bohlen
Okay, thanks. That’s helpful. In terms of the deposit rates that you lowered for Opus, was that done right at close or was that done later in the quarter?

Steve Gardner
Right. Well, they were implemented…we closed on June 1st. I don’t think that they were in effect until several days after that, so pretty late in the quarter.

Jacque Bohlen
Okay. So, is it fair to assume then that, in terms of any runoff you might expect from some of the higher cost accounts, that you haven’t really seen that effect yet and that would be more a 3Q, 4Q impact?

Steve Gardner
Yes, that’s our expectation.

Jacque Bohlen
Okay. And I apologize if I missed this. Did you provide the spot rate on deposits at 6-30?

Ron Nicolas
Sure.

Steve Gardner
I don’t believe we did.

Ron Nicolas
The spot rate is noted in the earnings release, Jacque. It’s 0.34% as of June 30th on the deposits.

Jacque Bohlen
Right. Thank you, and I apologize for missing that.

Ron Nicolas
Not a problem.

Steve Gardner
And Jacque, that is a function in part of when some of those repricing of deposits occurred.

Jacque Bohlen
Okay, so that was my sense. So, that 34 basis points, that includes the reduction that you did towards the end of the quarter?

Steve Gardner
Yes.

Jacque Bohlen
Okay. And just one last one for me. In terms of the utilization, understanding that it obviously dropped a lot in the quarter but there’s moving parts here given that you added Opus's portfolio as well, was any of that related to lower utilization that may have come over from Opus, meaning, was it more a function of the numerator in the equation, the denominator, or was it both that impacted it?

Steve Gardner
It was really both, both the numerator and the denominator. Opus did bring over—it increased our lines and then we saw lower utilization rates as well.

Jacque Bohlen
Okay, great. Thank you.

Operator
Our next question is from Tim Coffey from Janney. Go ahead.

Tim Coffey
Thanks. Good morning, Steve. Good morning, Ron.

Steve Gardner
Hi, Tim.

Tim Coffey
Hey, Steve, can you provide a little color on your approach to consolidating the 20 branches? Is it still the geographies you’re looking at? Is it related to the deposit cost of the individual branches? I mean, what kind of color can you provide there?

Steve Gardner
Sure. It’s a combination of factors. It’s looking at what is the size of the branch, its proximity to other locations. And frankly, we’re agnostic to whether it was an Opus or a PPB branch prior to the closing. We’re looking at what is the best utilization of the space, the location, the composition of the deposit mix. All of those are factors, and then certainly what we have learned as we adjusted branch hours in response to keeping our employees safe in connection with the pandemic.

Tim Coffey
Okay, that’s helpful. Thank you. And then, what is your appetite for additional multifamily loans within the portfolio? With the combination of the two businesses, it’s a pretty healthy amount. It's 35%, 37% of the total portfolio. Do you see that percentage growing?

Steve Gardner
I don’t necessarily see the percentage growing. As we know, this is an asset class that has historically performed exceedingly well with very low loss rates for those that have underwritten it prudently. But that being said, we don’t see it growing on a percentage basis necessarily. But we will be originating certainly a good deal of multifamily at a minimum just to keep these percentage levels reasonably close to where they are and as we continue to grow.

Tim Coffey
Okay. All right. That’s helpful, too. Thank you. And then sorry if I missed this, but when does the sale of your PPP loans close?

Steve Gardner
We expect it by July 31st.

Tim Coffey
All right. Those are all my questions. Thank you very much.

Steve Gardner
Very good.

Operator
Our next question is from Matthew Clark from Piper Sandler. Go ahead.

Matthew Clark
Hey, just an SBA related question. With the rush to qualify for the six months of relief or support, do you anticipate having an active gain-on-sale quarter in 3Q here on the SBA front?

Steve Gardner
We have not been originating much in the way of SBA. Certainly, we concluded originating SBA PPP loans back in June when we funded the last few loans in the second round. So, we would not expect much in the way of gain other than what we plan on selling--selling the PPP loans here.

Matthew Clark
Okay. Thank you.

Operator
This concludes our question and answer session. I would now like to turn the conference back over to Steve Gardner for closing remarks.

CONCLUSION

Steve Gardner
Very good. Thank you, Kate, and thank you everyone for joining us today. If you have any additional questions, please don’t hesitate to reach out to Ron or myself. Thank you.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.